Exhibit (p)

AMENDED AND RESTATED CODE OF ETHICS
OF
THIRD AVENUE MANAGEMENT LLC
THIRD AVENUE TRUST
THIRD AVENUE VARIABLE SERIES TRUST

April 5, 2019

This Code of Ethics ("Code") establishes rules of conduct for persons who are associated with Third Avenue Trust and Third Avenue Variable Series Trust, each a registered investment company (each a "Trust" and, collectively, the "Trusts") and each series of each Trust (each a "Fund" and, collectively, the "Funds"), and Third Avenue Management LLC ("TAM" or the “Adviser”), a registered investment adviser that provides investment advisory services to the Funds (collectively, the "Companies").

The Adviser has a fiduciary duty to its investment advisory clients, including the Funds.  The basic rule is very simple, put the clients’ interests first. The rest of the rules elaborate this principle. Some of the rules are imposed specifically by law.  For example, the laws that govern investment advisers specifically prohibit fraudulent activity, making statements that are not true or that are misleading or omit something that is significant in the context and engaging in manipulative practices. These are general words, of course, and over the years the courts, the regulators and investment advisers have interpreted these words and established codes of conduct for their employees and others who have access to their investment decisions and trading activities. Indeed, the rules obligate investment advisers to adopt written rules that are reasonably designed to prevent the illegal activities described above and to follow procedures that will enable them to prevent such activities.

This Code is intended to assist the Companies in fulfilling their obligations under the law. The first part lays out whom the Code applies to, the second part deals with personal investment activities, the third part deals with other sensitive business practices, and subsequent parts deal with reporting and administrative procedures.  All persons subject to this Code must adhere to the requirements of the Code and comply with all applicable Federal Securities Laws.

The Code is very important to the Companies and their employees. Violations can not only cause the Companies embarrassment, loss of business, legal restrictions, fines and other punishments but for employees can lead to sanctions, which may include: demotion, suspension, firing, temporary or permanent bar from the securities business and very large fines.

This Code has been adopted by TAM in recognition of its fiduciary obligation to clients and in accordance with various provisions of Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940.  This Code is also adopted by the Funds advised by TAM under Rule 17j-1.

The Chief Compliance Officer (“CCO”) of the Adviser or the Funds, as appropriate, is responsible for ensuring that all persons subject to the Code understand the Code, and the CCO or his designee will provide periodic training regarding the requirements of this Code.  Any questions related to the Code should be directed to the CCO.

I.	Applicability

(A)	The Code applies to each of the following:

1.
Third Avenue Trust and Third Avenue Variable Series Trust (each a "Trust" and, collectively, the "Trusts"), each series of each Trust (each a "Fund" and, collectively, the "Funds"), TAM, and all entities that are under common management with the Companies ("Common Management"). A listing of the Common Management Affiliates can be found in the Compliance Administration System.

2.	Any officer, director, trustee or employee of the Companies or Common Management Affiliates.

3.	Any natural person who controls any of the Companies or Common Management Affiliates and who obtains information regarding the Companies' investment recommendations or decisions.

4.
With respect to the Companies, any trustee, director, officer, or person performing a similar function even if he has no knowledge of and is not involved in the investment process. Disinterested trustees of a Fund are covered under this item.

(B)	Definitions

The following words have the following meanings, regardless of whether such terms are capitalized or not in this Code:

1.
Access Person. Includes: (a) any trustee, director, officer of the Adviser or a Fund (or person performing a similar function) or (b) an “advisory person” of the Adviser or a Fund. An “advisory person” includes:

(i)
Any employee or personnel of the Adviser, Funds, or a Common Management Affiliate who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund or Adviser client, or whose functions relate to the making of any recommendations with respect to the purchases or sales of securities, or whose functions or duties relate to the determination of which recommendation will be made to a Fund or Adviser client; this may include long-term temporary personnel, interns or consultants at the CCO’s discretion, and

Any natural person (1) in a control relationship to the Adviser or a Fund, (2) any affiliated person of such controlling person (with the exception of any entity now or in the future controlled by Affiliated Managers Group, other than the Adviser and its controlled affiliates, such entities being listed in the Compliance Administration System), and (3) any affiliated person of such affiliated person.

The CCO shall create and maintain a list of Access Persons and inform such persons of their status.

2.
AMG Affiliated Mutual Funds.  Includes any registered open-end or closed-end investment company advised or sub-advised by the Adviser or whose investment adviser or principal underwriter is an affiliate of the Adviser.  A list of the AMG Affiliated Mutual Funds can be found in the Compliance Administration System.

3.	Beneficial Interest. Equivalent to “beneficial ownership” in Exhibit D.

4.	Covered Persons. Includes: (a) all Access Persons and (b) all employees of the Companies or Common Management Affiliates who are not included in the definition of Access Person.

5.	Covered Account. Includes:

(a)
any “Pecuniary-Interest Covered Account”, which shall include any account in which a Covered Person holds a Beneficial Interest regardless of whether the account is managed by an independent third party or self-directed. Generally, this would include an account maintained by a spouse, for example.  (See Exhibit D);  and

(b)
any “Non-Pecuniary Interest Covered Account”, which shall include: any account in which such Covered Person does not have a Beneficial Interest and (i) for which a Covered Person acts as guardian, trustee, custodian or similar role, or (ii) over which a Covered Person exercises control in any manner including by way of a power of attorney or as an investment adviser.

A “Covered Account” shall not include a non-brokerage account in which it is not possible to purchase funds managed by Third Avenue Management LLC (for example, a direct account with an unaffiliated open end mutual fund company). The CCO may grant an exception for an account in the name of a Covered Person or immediate family or household member maintained with persons who have no affiliation with the Companies and with respect to which no Covered Person has, in the judgment of the CCO after reviewing the terms and circumstances, any direct or indirect influence or control over the investment or portfolio execution process.

6.	Portfolio Managers. Access Persons who are principally responsible for investment decisions with respect to any client account.

7.	Companies. Third Avenue Trust, Third Avenue Variable Series Trust, each series of each Trust, and Third Avenue Management LLC.

8.	CCO. The person(s) designated as the Chief Compliance Officer(s) of the Companies.

9.	Compliance Committee. The Adviser’s CCO, general counsel and COO.

10.	Control. Shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

11.	Disinterested Trustee. A Trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

12.
Security. Any financial instrument, other than an Exempt Security (as defined below) treated as a security for investment purposes and any related instrument such as a futures, forward or swap contract entered into with respect to one or more securities, a basket of or an index of securities or components of securities.

13.	Exempt Securities. Any of the following:

(a)
Direct obligations of the Government of the United States or any foreign government; banker’s acceptances; bank certificates of deposit; commercial paper; high quality short term debt instruments, including repurchase agreements; municipal securities; broad-based index options; shares in exchange traded  funds and open-end registered investment companies.  Securities acquired as part of a periodic 401(k) contribution, or other pre-planned periodic purchase or rebalancing and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds are also exempt.  Shares in AMG Affiliated Mutual Funds (see Compliance Administration System for list) must be reported to TAM Compliance, but do not require preclearance.

(b)	Securities not held in a Covered Account.

(c)	Securities acquired as a part of an automatic dividend reinvestment plan.

(d)
Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

14.
Portfolio Security. A security that (a) within the most recent fifteen (15) calendar days has been held by a Fund or other portfolio managed by the Adviser or (b) is identified by a member of the research department as being under consideration by the Adviser for purchase by a Fund or other portfolio managed by the Adviser and (security appears on TAM’s Research Database, has a status of Review, and was initiated within past 6 months) (c) any other security issued by the issuer of such security. A purchase or sale of a Portfolio Security includes the writing of an option to purchase or sell and any security that is exchangeable for, or convertible into a Portfolio Security.

15.	Head Trader(s). Such persons as may be in charge of each trading desk of a Company.

II.	Restrictions on Personal Investing Activities
(See Paragraph F below for the special rules that apply to Disinterested Trustees.)

(A)	Restriction on Investing in Portfolio Securities

•	No Covered Person may purchase a Portfolio Security for a Covered Account.
•
If a security becomes a Portfolio Security within seven (7) calendar days after purchase for a Covered Account, the position must be liquidated. Any profits will be disgorged to charity, as determined by the Compliance Committee, and any losses will be borne by the Covered Person.

•
Any Portfolio Security held in a Covered Account prior to January 1, 2003 shall be exempt from this restriction provided that sale of any such Portfolio Security shall be subject to pre-clearance to assure that any pending sale order relating to such Portfolio Security for a Fund or other Adviser client is executed first.

•
In addition to the restrictions above, Portfolio Managers may not sell any security for their Covered Accounts, if they have traded that security in an account that they manage within seven (7) days (this applies to legacy positions that have been held since 1/1/03).

•	Covered Accounts may only be established through brokers that transmit trade information to the Compliance Administration System. Any exceptions must be approved by the Adviser’s CCO.
•	These restrictions shall not apply to Disinterested Trustees.

(B)	Discretionary Accounts

A discretionary account is an account where an Access Person has granted discretion to a third party to manage the account and over which the Access Person has no direct or indirect influence or control with respect to purchases or sales of securities or allocation of investments.

While transactions in discretionary accounts are subject to reporting requirements (Section IV), they are exempt from the restrictions and preclearance procedures set forth in Paragraphs (A), (B) and (D) of this Section, provided all of the following conditions are met:

•	A registered broker/dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity, exercises sole investment discretion over the account:
•
The terms of each such account relationship (“Agreement”) must be in writing and filed with the CCO prior to any transactions, which shall include the Access Person’s relationship to the third-party manager

•	Any amendment to such Agreement must be filed with the CCO

Accounts in which a Covered Person has a pecuniary interest, but over which the employee has no discretionary trading authority, will not be considered covered accounts. While discretionary accounts are subject to the reporting requirements of Section IV, Covered Persons will not be required to pre-clear trades in these accounts, and these accounts will not be subject to the short term trading restrictions or restrictions on the securities that may be purchased, all as set forth in (A), (B) and (D) of this Section. Covered Persons must notify the Compliance Department prior to opening a discretionary account, and each discretionary account must be included in the Quarterly Brokerage Account Certification. Covered Persons will need to certify that they do not have any trading authority in any discretionary account or when there are changes to the terms of the account, will not attempt to exercise any trading authority in the future, and will not discuss any Adviser information or recommendations regarding any security with the person or persons exercising authority over the Account. In addition, the Compliance Department may request that persons having discretionary authority over employee accounts certify that they are not receiving information from any employee. Hard copies of year-end statements for all discretionary accounts must be provided by the employee to the Compliance Department for review no later than January 31st each year. The Compliance Department may also request statements for any discretionary account during the course of the year in order to audit and monitor the trading in such accounts. The Compliance Department may deny or remove permission for any employee to have any discretionary accounts under any circumstances to avoid even the appearance of impropriety.

Discretionary Accounts. The Compliance Department shall, at least annually, choose a random sample of discretionary accounts sufficiently large to properly audit whether any trading activity in such accounts raises any appearance of impropriety. In particular, the Compliance Department will review such accounts for any evidence of unusual or unexplained trading in firm names.

(C)	Restriction on Short-Term Trading

No Access Person shall be permitted to retain a profit made on any Security sold within sixty (60) calendar days of a transaction in which the Access Person acquired a Beneficial Interest (as defined in Exhibit D) in such Security.  Any  such profit will be disgorged to charity, as determined by the Compliance Committee, and sales shall be computed on a LIFO basis (except where a purchase made within sixty days before a sale was made as part of a regularly scheduled purchasing plan such as a 401k or other periodic purchase plan). Documentation of such donation must be delivered promptly to the CCO.  An exception to this rule shall be made should a covered call written by an Access Person for a period greater than sixty (60) calendar days result in a call earlier than the sixty (60) day period. Although trading in Exempt Securities is not covered by this restriction, it is noted that the Companies believe that short term trading of any security is inconsistent with our philosophy and the reputation of the Firm, and if a pattern of such trading is detected for any Access Person, the Companies reserve the right to impose further restrictions on individuals in the sole discretion of the Compliance Committee. The restrictions in this paragraph shall not apply to Disinterested Trustees.

(D)	Initial Public Offerings

No Security or related Security may be acquired in an initial public offering for any Covered Account. However, this restriction shall not apply to Disinterested Trustees.

(E)	Pre-Clearance of Personal Securities Transactions

Except as set forth in this Paragraph or Paragraph (F) below, no Security, other than Exempt Securities, may be bought or sold for a Covered Account unless: (i) the Covered Person obtains prior approval through the firm’s Compliance Administration System by properly and accurately entering the proposed transaction into that system (or, if the system is not available, from the CCO or, in the absence of the CCO, from the Companies’ general counsel); (ii) the approved transaction is completed on the same day approval is received; and (iii) the CCO or the Companies’ general counsel does not rescind such approval prior to execution of the transaction. (See Paragraph H below for details of the Pre-Clearance Process.) For the avoidance of doubt, all trades in any of the Third Avenue Funds must be precleared, unless transaction is a periodic 401(k) contribution or other pre-planned periodic purchase or rebalancing.

(F)	Rules for Personal Securities Transactions of Disinterested Trustees.

The Companies recognize that Disinterested Trustees do not have on-going, day-to-day involvement with the operations of the Companies. In addition, it is the practice of the Companies to give information about securities purchased or sold by the Funds or considered for purchase or sale by the Funds to Disinterested Trustees more than fifteen (15) days before or after such securities are purchased or sold by the Funds or considered for purchase or sale by the Funds. Accordingly, the Companies believe that less stringent controls are appropriate for Disinterested Trustees, as follows:

1.
Transactions in Pecuniary and Non-Pecuniary Interest Covered Accounts: The trading restriction in Paragraph (A) above and the pre- clearance requirement contained in Paragraph (D) above shall only apply to a Disinterested Trustee if he or she knew, or in the ordinary course of fulfilling his or her official duties as a trustee should have known, during the fifteen day period before the transaction in a security (other than an Exempt Security), the security purchased or sold by him or her was a security purchased, sold or under consideration by any of the Funds. The Disinterested Trustees acknowledge that this more limited rule is based on their lack of day-to-day involvement with the operations of the Companies and that to the extent they engage in any conversations with any of the investment professionals relating to specific investments, they may be triggering the pre-clearance requirement.

2.
In order to assist the Disinterested Trustees in satisfying their obligations under this Paragraph (F), the Adviser will notify the Disinterested Trustees promptly on or after each meeting of the Board of Trustees of each security discussed at such meeting or in materials furnished for such meeting as to which the Adviser believes the Disinterested Trustees knew or should know the Funds are, have been within the prior 15 days or expected to within the following 15 days, purchasing, selling or considering purchasing or selling.

(G)	Private Placements

The CCO will not approve purchases or sales of Securities that are not publicly traded, unless the Covered Person provides full details of the proposed transaction (including a written description of the source of the investment opportunity to allow the Compliance Department to consider potential conflicts) and the CCO concludes, after  consultation with one or more of the relevant Portfolio Managers, that the Company would have no foreseeable interest in investing in such Security or any related Security as a Portfolio Security. This requirement is not applicable to Disinterested Trustees.

(H)	Pre-Clearance Process

1.
No Securities may be purchased or sold for any Covered Account unless express permission is obtained through the Compliance Administration System maintained by the Companies or otherwise granted by the CCO of TAM and filed with the records of the Companies. Covered Persons seeking to maintain Covered Accounts with outside broker-dealers obtain preapproval from the Compliance Committee.  Employees maintaining such accounts must arrange for duplicate copies of confirmations of all personal Securities transactions and copies of periodic statements for all such accounts to be transmitted electronically to the Adviser’s Compliance Department.

2.
For each proposed transaction requiring prior approval, the Covered Person must properly log onto the Compliance Administration System, fully and accurately enter information about the proposed trade and receive notification from the system that the trade has been approved. If the Compliance Administration System  is unavailable, then a Trading Approval Form, attached as Exhibit A, must be completed and submitted to the CCO for approval prior to entry of an order.

3.
The Compliance Department shall be responsible for ensuring that all Portfolio Securities are entered into the Compliance Administration System along with any other securities in which the Compliance Committee deems should be restricted from trading. If the system is not available for some reason, the CCO shall review and approve (or disapprove) a trading order on behalf of a Covered Person as expeditiously as possible. The CCO will generally approve transactions described in Paragraph (E) above unless the Security in question or a related security is on the Restricted List (as described in Section III, D below) or they believe for any other reason that the Covered Account should not trade in such Security at such time.

4.
If the Covered Person's trading order request is not approved, or is not executed on the same day it is approved, the clearance lapses, although such trading order request may be resubmitted at a later date.

5.	In the absence of the Compliance Administration System or the CCO, a Covered Person may submit his Trading Approval Form to the Companies' general counsel.

6.	Trading approval for the CCO must be obtained from the Compliance Administration System or from the Companies' general counsel.

7.
The Compliance Administration System shall identify all pre-clearance violations on a daily basis. The Compliance Department shall review all such violations daily. The CCO shall review all employee trading activity and trading violations on a quarterly basis. The Compliance Administration System will monitor employee responses to quarterly and annual certifications. The CCO shall notify the managers of any employee that does not submit their certifications within 10 days of the close of the applicable period.

III.	Other Investment-Related Restrictions

(A)	Gifts and Business Entertainment

During each calendar year, no Covered Person shall accept or give any gift or other item of more than $100 in value, in the aggregate, from/to any person or entity that does business with or on behalf of a Company. Receipt or giving gifts in the form of cash or cash equivalents, such as  gift certificates or gift cards, in any amount is strictly prohibited. Provided the donor is present, occasional business meals and business entertainment events are excluded from this limit, so long as they are not excessive in terms of frequency or extravagance. Disinterested Trustees are not subject to the Gifts and Business Entertainment restrictions. Gifts of any value, and meals and entertainment valued at over $100 shall be reported to the Compliance Department via Compliance Administration System for inclusion in the Gifts log. The Compliance Department will review the gifts log monthly to try to identify any attempts to influence the gift recipient.  Compliance should be consulted in any circumstance where a Covered Person is unsure about the value, appropriateness or type of gift or proposed entertainment.

The improper influencing of public officials through gifts, excessive entertainment or other means is prohibited.  In addition, certain states require that gifts beyond a certain dollar threshold to one or more public employees be reported to that particular state’s Ethics Commission or similar agency.  Therefore, all Covered Persons of TAM must obtain prior approval from the CCO for all gifts to public employees on behalf of TAM.

(B)	Service As a Director

No Access Person, who is not a Disinterested Trustee, shall commence service  on the Board of Directors of a publicly traded company or any company in  which a Company has an interest without prior authorization from the Compliance Committee based upon a determination that the Board service would not be inconsistent with the interest of the Funds.

(C)	Privately Managed Portfolios

If a Portfolio Manager desires to manage any portfolio outside of the Adviser, the Portfolio Manager must receive prior approval from the Management Committee of the Adviser. Any transaction(s) that are entered for any managed portfolio outside this domain is subject to all of the Trust's and the Adviser's trading and allocation procedures. Under no circumstances may an outside-managed portfolio be given preferential or favorable treatment over a managed Adviser portfolio. Duplicate statements and confirmations must be sent to the Compliance department for review purposes.

(D)	Prohibitions Against Transactions Based on Material, Non-Public Information

No Covered Person will cause a purchase or sale of a Security to be made for a client account or a personal account while in possession of material, non‐public information with respect to the issuer of such Security. Covered Persons must be careful to avoid any impropriety, or even the appearance of an impropriety, in all investment transactions.  Anyone believing they may have material, non-public information on any issuer should immediately report the issuer and the information to the CCO.

TAM maintains a Restricted List that includes issuers as to which material, non-public information has been received by the firm.  It also identifies issuers as to which the release of such information violates contractual restrictions, and issuers the trading of whose securities is limited by other policy or legal considerations.  Additional information on material, non-public information and the Restricted List can be found in TAM’s Compliance Manual.

IV.	Reporting and Additional Compliance Procedures for all Covered Persons
Covered Persons shall report personal securities transactions and holdings to the CCO or his designee, and the CCO shall review such reports.  (See Paragraph D below for special rules that apply to Disinterested Trustees.)

(A)
Initial and Annual Holdings Report. Within ten (10) days after a person becomes a Covered Person, and thirty (30) days after the end of each calendar year, each Covered Person must submit to the CCO: (1) a Holdings Report (in the form attached as Exhibit B or on the form provided for that purpose in  the Compliance Administration System) that lists all Covered Accounts, confirms that duplicate account statements including the required information set forth herein for all listed Covered Accounts are being sent to the CCO and, if duplicate reports are not already being sent to the CCO, attaches a copy of current Covered Account  statement(s) showing holdings in such Covered Accounts, which report shall be current to within 45 days of the date submitted; and (2) a certification (in the form attached as Exhibit E) that the Covered Person has read and understood  the Code, has disclosed or reported all items required to be disclosed or  reported and is not subject to any regulatory disability.

(B)
Quarterly Transaction Report. Within ten (10) days of the end of each calendar quarter, each Covered Person shall submit a Quarterly Transaction Report (in  the form attached as Exhibit C or on the form provided for that purpose in the automated pre-approval system) confirming that all Covered Accounts (including any that may have been opened during the quarter) have been disclosed and that duplicate copies of account statements including the required information set forth herein for all Covered Accounts are being sent to the CCO, or if duplicate reports are not already being sent to the CCO, attaches a copy of current Covered Account statements(s) showing holdings in such Covered Accounts. Access Persons shall also report transactions in Funds which TAM advises, or sub- advises, and also any Fund advised by an affiliate (please see Compliance Administration System for a list of AMG Affiliated Mutual Funds).

(C)
Disclaimers. Any report submitted to comply with the requirements of this Article IV may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Security to which the report relates.

(D)
Amendments.  Upon any revision to the Code, the CCO or the CCO’s designee will provide each Covered Person with a copy of the amended Code, and each Covered Person must certify in writing that he or she has received, read and understands the amended Code.

(E)	Disinterested Trustees.

1.
Annual Reports: Disinterested Trustees shall submit the certification attached as Exhibit E (with regards to section A of the exhibit, Trustees are only required to report transactions in Pecuniary Interest Covered Accounts). This will be distributed with the Disinterested Trustees annual independence questionnaire.

2.
Quarterly Reports: Disinterested Trustees shall submit the quarterly transaction reports required under this Part IV (B) with respect to either Pecuniary Interest Covered Accounts or Non-Pecuniary Interest Accounts, but only when there has been a transaction involving a  security (other than an Exempt Security) that the Disinterested Trustee knew, or in the ordinary course of fulfilling his or her duties as a trustee should have known, during the fifteen day period before or after the transaction, was purchased or sold or under consideration by any of the Funds or any other portfolio managed by the Adviser.

V.	Reports to Board of Trustees

(A)	At least annually, the Adviser shall report to the Trusts’ Board of Trustees a written report that:

1.
Describes any issues arising under the Code or procedures concerning personal investing since the last such report, including but not limited to, information about material violations of the code or procedures or sanctions imposed in response to material violations;

2.	Certifies that the Companies have adopted procedures reasonably necessary to prevent Covered Persons from violating the Code; and

3.
Identifies any recommended changes in existing restrictions of procedures based upon the Companies’ experience under the Code, evolving industry practice, or developments in applicable laws or regulations.

(B)	At least quarterly, the Adviser shall report to the Trusts’ Board of Trustees:

1.	A summary of any violations of the Code which occurred during the past quarter and the nature of any remedial action taken; and

2.	Any exceptions to any provision of the Code as determined under Article VII below.

VI.	Reporting Potential Violations/Wrongdoing, Investigations and Sanctions, Whistleblower Rules and Guidance

All Covered Persons are required to act honestly and ethically in support of the culture of integrity that we have all fostered within TAM.  Actual or potential violations of any applicable law, rule or firm policy, including violation of this Code, should be promptly reported to the CCO.  If the CCO is involved in the potential violation or wrongdoing, the Covered Person may report the matter to any member of the Management Committee.  All such reports will be taken seriously, investigated promptly and appropriately, and treated confidentially to the extent permitted by law.

Investigations and Sanctions. Potential violations shall be promptly investigated by the CCO and/or members of the Management Committee. During the course of the investigation, the CCO or other members of the Management Committee will be in contact with the reporting Covered Person to inform the Covered Person of the status of the investigation.  In addition, the reporting Covered Person may check with the investigator on the status at any time.  Each violation or possible violation will be thoroughly investigated and properly documented, including the name(s) of the relevant party, the date of the investigation, identification of the violation or possible violation, and a summary of the disposition.  The file kept on such investigation shall include all underlying records.  The CCO or other members of Management Committee will report their findings in writing to the Management Committee of the Adviser.

Following TAM’s investigation, any Covered Person deemed to have committed any violation or other wrongdoing, or who have not complied with the requirements of this Code, may be subject to disciplinary action as determined by the Compliance Committee and/or Management Committee.  Such sanctions may include, among other things, disgorgement of profit, suspension of personal trading privileges, censure, suspension or termination of employment. Violations of the Code or these procedures may also result in criminal prosecution or civil action.  Material violations of the requirements of this Code by Covered Persons and any sanctions imposed in connection therewith shall be reported not less frequently than quarterly to the Board of Trustees of the Trusts.

The Compliance Committee also reserves the right in its sole discretion to place additional trading restrictions on any Covered Persons should it determine that any such Covered Persons are trading excessively.

Whistleblower Rules. Nothing in this Code or in any other agreements you may have with TAM is intended to or shall preclude or impede you from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the SEC (Securities Exchange Act Rules 21F-1, et seq.). For the avoidance of doubt, you are not required to give the firm prior notice of, or obtain the firm’s prior written consent in connection with regulatory communications contemplated under the SEC’s or other regulatory entity or agency’s “whistleblower rules.”

Retaliation of any type against a Covered Person who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures.

Guidance. All Access Persons are encouraged (and have the responsibility) to ask questions and seek guidance from the CCO or the Compliance Committee with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation.

VII.	Exceptions

The Compliance Committee reserves the right to decide, on a case-by-case basis, exceptions to any provision under this Code, and may also impose more stringent requirements on any individual as warranted. Any exceptions made hereunder will be maintained in writing by the Compliance Committee and presented to the applicable Fund's Board of Trustees at their next scheduled meeting of the Board.

VIII.	Recordkeeping Requirements

In accordance with Rule 17j-1 under the 1940 Act and Rule 204-2 under the Advisers Act, the Firm shall maintain the following records at its principal place of business in an easily accessible place:

•	A copy of the Code that is in effect, or at any time within the past five years was in effect;

•	A record of any violation of the Code and of any action taken as a result of the violation shall be preserved for at least five years after the end of the fiscal year in which the violation occurs;

•
A copy of all written certifications of the receipt of the Code and any amendments thereto for each person who is currently, or within the past five years was, an Access Person of the Firm shall be preserved for at least five years after the fiscal year in which the certification was made;

•
A copy of each report made by, or brokerage confirmations and statements filed on behalf of, an Access Person pursuant to the Code shall be preserved for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

•	A record of the names of persons who are currently, or within the past five years were, required to make reports pursuant to the Code, and who are or were responsible for reviewing such reports;

•
A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities in an Initial Public Offering or a Limited Offering, shall be preserved for at least five years after the end of the fiscal year in which the approval is granted;

•
A copy of each report required by Rule 17j-1(c)(2)(ii) of the Company Act shall be preserved for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

IX.	Other Laws, Rules and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such person adopted by a Company or Common Management Affiliates.

Exhibit A

PRE-CLEARANCE TRADING APPROVAL FORM

I,                                                                                             , am a Covered Person and seek pre-clearance to engage in the transaction described below for the benefit of myself or another Covered Person:

___Acquisition/Cover Short          or          ___Disposition/Short (check one)

Name of Account:

Account Number:

Date of Request:

Security:

Number of Shares:

Broker:

If the transaction involves a Security that is not publicly traded, provide a description of the proposed transaction, source of investment opportunity and any potential conflicts of interest:

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Code of Ethics and that the opportunity to engage in the transaction did not arise by virtue of my activities on behalf of a Company .

Signature:

Print Name:

APPROVED	or	DISAPPROVED (check one)

Date of Approval:

Signature:

Print Name:

Exhibit B

BROKERAGE ACCOUNT/ HOLDINGS CERTIFICATION

Report Submitted by:
Print your name

For the Year/Period Ended
(month/day/year)

☐ Check here if this is an Initial Holdings Report

As of the calendar year/period referred to above, I, or an immediate family or household member, maintain the following accounts in which securities are held for my direct or indirect benefit:

If you hold a Discretionary Account:

Regarding the account(s) listed below, I hereby certify that I do not have any influence or trading authority, and will not attempt to exercise any influence or trading authority in the future, and will not discuss any information or recommendations regarding any security with the person or persons exercising authority over the Account. For any of the accounts below that do not provide information electronically via the Compliance Administration System DataWare, I will provide the Compliance Department with paper copies of year-end statements for all the accounts listed below by no later than January 31. The Compliance Department may also request statements for any discretionary account during the year in order to audit and monitor the trading in such accounts. The Compliance Department may deny or remove permission for any employee to have any discretionary accounts under any circumstances to avoid even the appearance of impropriety.

(If none, please so note. Use additional sheet if necessary.)

Discretionary Account (Yes or No)	Date Account Established	Financial Institution	Account Name	Account Number

If any accounts are listed above, does the CCO currently receive duplicate statements on all listed accounts?

YES	NO

If I have checked NO, I have attached current account statements and have directed appropriate parties to send duplicate statements to the CCO.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, and had no beneficial interest (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Signature and Date:

Print Name:

Exhibit C

QUARTERLY ACCOUNT AND TRANSACTION CERTIFICATION

Report Submitted by:
Print your name

I therefore certify that:

1.
The brokerage accounts listed below are the only ones that I have established and maintained an account with, in which securities (including those that may not be Covered Securities) are held for my direct or indirect benefit, as of the end of the most recent quarter.

2.	I understand that this report will be interpreted as a disclosure that I have a direct or indirect beneficial ownership in only the brokerage accounts listed below.

3.	This list also includes accounts in which I have discretionary authority, but have no beneficial interest.

I further certify that:

All transactions for the calendar quarter have been entered as indicated by the transaction screen in which I have a direct or indirect beneficial ownership.

I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT.

Signature:

Position:

Date:

Exhibit D

BENEFICIAL OWNERSHIP

For purposes of the attached Code of Ethics, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person has a beneficial ownership interest for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. The term "beneficial ownership" of securities would include not only ownership of securities held by a Covered Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for   his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his account  by  pledgees, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale of voting of such securities, and securities owned by any corporation or similar entity in which he owns securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity's portfolio.

Ordinarily, this term would not include securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specified legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

Securities held in the name of another should be considered as "beneficially" owned by a Covered Person where such person enjoys "financial benefits substantially equivalent to ownership." The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent of special circumstances such relationship ordinarily results in such person obtaining financial benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, or to meet expenses that such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other agreement, he obtains there- from financial benefits substantially equivalent to those of ownership.

A Covered Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain there from the aforementioned benefits of ownership, if he can vest or reinvest title in himself at once or at some future time.

Exhibit E

ANNUAL CERTIFICATION OF CODE OF ETHICS

A.
I (a Covered Person) hereby certify that I have read and understood the Code of Ethics, recognize that I am subject to its provisions and understand that there may be serious consequences to me and the Companies as a result of any violations. In addition, I hereby certify that I have disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code of Ethics;

B.
Within the last ten years there have been no complaints or disciplinary actions filed against me by any regulated securities or commodities exchange, any self- regulatory securities or commodities organization, any attorney general, or any governmental office or agency regulating insurance, securities, commodities or financial transactions in the United States, in any state of the United States, or in any other country.

C.
I have not within the last ten years been convicted of or acknowledged commission of any felony or misdemeanor arising out of my conduct as an employee, salesperson, officer, director, insurance agent, broker, dealer, underwriter, investment manager or investment advisor.

D.
I have not been denied permission or otherwise enjoined by order, judgment or decree of any court of competent jurisdiction, regulated securities or commodities exchange, self-regulatory securities or commodities organization or other federal or state regulatory authority from acting as an investment advisor, securities or commodities broker or dealer, commodity pool operator or trading advisor or as an affiliated person or employee of any investment  company, bank, insurance company or commodity broker, dealer, pool operator or trading advisor, or from engaging in or continuing any conduct or practice in connection with any such activity or the purchase or sale of any security.

As an employee of TAM, I recognize that I must comply with applicable law. I also have a responsibility to conduct myself in an honest and ethical manner. I recognize that I have a responsibility to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

As an employee of TAM I must:

o	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Conflict of Interest section below;

o	comply with all securities laws, rules and regulations and report any suspected violations thereof in accordance with section VI above; and

o	adhere to a high standard of business ethics.

CONFLICTS OF INTEREST

A conflict of interest for the purpose of this Code of Ethics occurs when my private interests interfere in any way, or even appear to interfere, with the interests of any clients.

I’m expected to use objective and unbiased standards when making decisions that affect any client. I’m required to conduct myself in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to any client where I am receiving a personal benefit, I should act in accordance with the letter and spirit of this Code of Ethics.

CLIENT CONFIDENTIALITY

The confidentiality of client information is of paramount importance to the firm.  We send a copy of our Privacy Policy to each client when they open an account, and a follow- up notice each year. Managers should ensure that no employee has access to any confidential client information that is not necessary for them to perform their job functions. Employees should make certain that any confidential client information is not left unattended in their work area, including on their computer screen or on their desk. Employees are not to share confidential client information with other employees unless it is with required in order to properly maintain the account. The only time confidential client information should be shared outside of the firm is with an approved service provider that requires the information. These controls extend to all current and former clients.

Print Name:

Signature:

Date: